Form 10-K, Exhibit 13
period 1995-12-31
SERV TECH INC /TX/
filed 1996-04-01
CIK 852485

Serv-Tech
1995 Annual Report



















                                   [PHOTO]

Serv-Tech:  Integrity & Excellence

                                   [PHOTO]
















                                                Serv-Tech, Inc. is a
                                                leading provider of
                                                innovative maintenance,
                                                engineering, and
                                                construction services
                                                and products to
                                                process industries
                                                worldwide, employing
                                                highly advanced
                                                proprietary equipment
                                                and technology.

                           Financial Highlights      3
                         Letter to Shareholders      4-6
                           Serv-Tech Technology      7
                                          Q & A      8-9
                   Serv-Tech Specialty Services      10-13
                                  Serv-Tech EPC      14-17
Serv-Tech Environmental & Performance Chemicals      18-21
                    Officers & Management Group      22
                             Board of Directors      23
                                     Financials      25-47

FINANCIAL HIGHLIGHTS

In thousands, except per share data

YEAR ENDED DECEMBER 31,                                1995          1994 (a)            1993                1992             1991

OPERATING DATA
Revenues                                           $  279,566      $  181,087        $  162,021        $    148,019    $     88,341
Depreciation and amortization                           6,804           5,709             4,194               3,492           2,270
Special charge                                              -         (12,225)                -                   -               -
Operating income (loss)                                 6,478          (8,682)            6,519               9,210           5,088
Net income (loss)                                       2,061          (8,795)            2,919               5,639           3,239
Earnings (loss) per share                                0.31           (1.44)             0.50                0.97            0.62
Weighted average number of
  shares outstanding                                    6,720           6,117             5,889               5,789           5,166

BALANCE SHEET DATA

Cash and short-term investments                    $    1,347      $    1,851        $   15,948        $      4,888    $      5,820
Working capital                                        23,232          22,238            30,053              17,462          15,065
Property, plant and equipment, net                     32,415          30,594            25,727              24,559          24,617
Total assets                                          112,245          98,315            93,295              86,842          65,172
Long-term debt, excluding current maturities           16,595          15,025            15,140               8,161             201
Stockholders' equity                                   52,930          50,564            53,954              51,352          43,977
Capital expenditures                                    6,180           5,194             4,864               5,995           9,957

Note:
(a) Excluding the effect of the special charge, operating income, net income and earnings per share for 1994 were $3,543, $1,225, and $.19, respectively. See Note 9 of Notes to Consolidated Financial Statements for information related to the special charge.


REVENUE GROWTH
For the year ended December 31
(millions of dollars)



                                 [LINE GRAPH]






REVENUE BACKLOG
As of December 31
(millions of dollars)







                                 [LINE GRAPH]










                                      3.

Letter to Shareholders



With a clear and focused strategy, 1995 was a benchmark year of strong growth, solid business development, technological innovation and an improved organizational structure.

Serv-Tech is one of the most technologically sophisticated providers of specialty services to the refinery turnaround maintenance market. Its leading capabilities include a full range of mechanical turnaround maintenance, specialty welding, refractory and patented chemical decontamination services. The extensive list of Serv-Tech technologies is testimony of the substantial investment the Company has made over the years to be the best in servicing this market. We will continue to emphasize our unique position as the provider of the most comprehensive set of specialty turnaround maintenance services available from any single source in the industry.

We recognize, however, that the refinery turnaround maintenance market has certain seasonality characteristics that affect consistent quarter-to-quarter earnings. Thus, in 1995, we continued to focus the Company on expanding the industries served and the services and technologies provided by Serv-Tech.
As a result, we have experienced growth in our engineering, procurement and construction ("EPC") services, our technology-driven product and crude oil tank cleaning services, Terminal Technologies, Inc. ("TTI"), and our specialty chemical business, Chemisolv. We also have invested in the development of two new technologies: WELDSMARTTM and MastiffSM. With this activity has come expansion beyond the hydrocarbon industry into the food, sugar, and pulp and paper industries.

Our intent was to set a strategy that would position Serv-Tech for revenue and profitability growth over the next several years, with a goal of reaching $500 million in revenue and a return on equity of 15 percent or better. In working toward this goal, accomplishments in 1995 include the following:
* Net earnings growth of 71 percent; revenue growth of 54 percent to a record $280 million;
* EPC operations revenue growth from $63 million to over $134 million;
* Strong first and fourth quarter 1995 performances by our Turnaround Services division;
* A high level of repeat business and project alliances, in addition to securing ten annual maintenance contracts with refineries;
* Continuation of our tradition of developing highly innovative technology to enhance our customers' operating performance;

                                     4.

*      Progress toward creating a more cohesive business organization; and

* Reduction of overhead to 14.5 percent of revenue, compared to third and fourth quarter 1994 levels of 20 percent and 17 percent, respectively.

FINANCIAL PERFORMANCE

In 1995 we generated record revenue of $280 million, versus $181 million in 1994. Earnings grew to $2.1 million, or $0.31 per share, compared to $1.2 million, or $0.19 per share, in 1994, exclusive of the 1994 special after-tax charge of $10 million, or $1.63 per share. Although most Serv-Tech operating units contributed to these improved earnings, our engineering and construction, refractory, and specialty welding groups substantially improved their performance compared with 1994. Revenue was higher across the board from all business units, including $134 million from our Specialty Services unit and $134 million from Serv-Tech EPC (including $52 million from SECO Industries, Inc.).

Backlog totaled $96 million at year-end 1995, compared to $88 million at year-end 1994. The December 31, 1995, backlog included $84 million attributable to Serv-Tech EPC (including $17 million from SECO) and $10 million from the Specialty Services segment.

OPERATIONAL HIGHLIGHTS

The people in each of our operating units made outstanding contributions in 1995, in both financial performance and in positioning Serv-Tech for future growth. With a continued focus on our customer alliances, SECO secured two back-to-back electrical and instrumentation ("E & I") contracts with J. Ray McDermott, Inc. for Shell's Mars and Ram/Powell deep water production platforms. SECO also provided complex E & I services for two major clean fuels projects for Ultramar Refinery and Mobil Oil Company.

TTI formed an alliance agreement with Amoco's Petroleum Products division to service their marketing terminal facilities. This alliance opens up long-term opportunities in the tank cleaning and tank management areas, for both TTI and ST Environmental, to service Amoco's pipeline, refining, and chemical facilities in the future. Truly a win-win combination for our customers and Serv-Tech.

Formation of new customer relationships with British Petroleum, Coastal Oil Company, Firestone and Union Carbide were established by combining the Company's technical capabilities with the expansion of our EPC services. EPC's largest domestic contract award, the $20 million Conoco Tank Farm project, contributed to EPC's financial performance this year, in addition to forming a strong customer relationship with Conoco. The award of the $83 million Finchaa, Ethiopia, sugar factory project to F.C. Schaffer & Associates, Inc. was a major milestone for the Company in 1995. We see a number of additional sugar project opportunities in Africa and South America over the next several years.

Particularly noteworthy was the financial performance of our refractory group, Hartney Industrial Services, and our specialty welding operations, ST Piping, and the first and fourth quarter performances of our Turnaround Services division. Major turnarounds for Atlas Processing Company, Chevron, Dupont, Star Enterprise, Unocal, and Vista Chemical contributed to successful performances by these specialty services groups.

As an industry leader in the field of technology, Serv-Tech made substantial progress in 1995 in the development of three innovative technology processes:
Mastiff(SM), WELDSMART(TM), and Heat Guard(SM). Development of these new chemical technologies and processes is creating new opportunities for our performance chemicals, environmental and specialty products divisions (Chemisolv, ST Environmental and Hill Technical Services).

Our customers look to us to solve many of their inherent, technically complex problems requiring research and development. Our commitment to developing new technologies aimed at solving the problems of process plant owners continues. It is technology and smarter solutions that make the Serv-Tech family of companies a preferred provider of services and products to process industries.

BOARD OF DIRECTORS
During 1995, Richard W. Krajicek, entrepreneur, founder and former Chairman of the Board of Serv-Tech, Inc., retired. Throughout his career and the development of Serv-Tech, he continually focused on creating new technologies to provide superior service and the safest work environment possible. Many thanks to Dick for his numerous contributions and achievements which remain a vital part of Serv-Tech.

Also in the fall of 1995 and early 1996, two members were added to Serv-Tech's Board of Directors. Dr. Charles M. Balch, Executive Vice President for Health Affairs, M. D. Anderson Cancer Center, and Mr. D. D. "Del" Hock, Chairman, Public Service Company of Colorado, represent expertise and leadership capabilities in the medical and power industries. Their talent and experience add a new dimension to our Board. We look forward to their industry insight and contributions.

LOOKING FORWARD
We will continue to emphasize our specialty services and technologies in the refinery turnaround maintenance market. We will also stay focused on our strategy to expand the services and products we offer as well as the industries we serve. Our 1996 goals include the following:
*      Continued revenue and earnings growth;
* Commercialization of additional technologies and expansion of Serv-Tech into global markets;
* Continued expansion of our EPC services with special emphasis on our market differentiators in electrical, instrumentation and control systems, and sugar processing expertise;
*      Securing another major sugar project in Africa or South America;
*      Developing or acquiring market differentiating process technology;
*      Continued improvement of our cost structure; and
* Further progress toward our goal of $500 million in revenue and 15 percent return on equity.

Although we see a softer than usual spring 1996 refinery turnaround maintenance market, overall long-term market conditions in the hydrocarbon processing industry continue to be attractive. Increasing global competition and environmental regulations require our customers to continue to improve maintenance and operations of their facilities, fueling the demand for our specialty services, EPC and E & I capabilities.

Our employees have demonstrated exceptional determination and commitment to our goals, as we have made significant changes over the past 18 months to position the Company for the future. Our heartfelt thanks go to all the Serv-Tech team members for their hard work and commitment to the future of the Company. We also thank our customers for providing us with the opportunity to serve them and our shareholders for their continued support.



Sincerely,



Robert J. Cresci
Robert J. Cresci
Chairman of the Board




Richard L. Daerr
Richard L. Daerr
President & CEO




Increasing global competition and environmental regulations continue to require our customers to improve maintenance and operations of their facilities, fueling the demand for our specialty services, EPC and E&I capabilities.

                            SERV-TECH TECHNOLOGY

                                    1984

                FAST DRAW(R) HEAT EXCHANGER BUNDLE EXTRACTOR*

                                    1985

             FAST CLEAN(R) 8-LANCE HEAT EXCHANGER CLEANING UNIT*

                                    1986

                AERIAL HEAT EXCHANGER BUNDLE EXTRACTION UNIT*

                                    1987

                    "NO MAN ENTRY" TANK CLEANING SYSTEM*

                                    1988

                   REMOTE CONTROLLED TANK CLEANING SYSTEM*

                                    1989

                     CRUDE OIL SLUDGE DISPERSENT SYSTEM*

                                    1990

                    SECOND GENERATION FAST CLEAN SYSTEM*

                                    1991

    TOWER & VESSEL DECONTAMINATION SYSTEM*, HYDROCARBON RECLAIMER SYSTEM*

                                    1992

                  VOLATILE ORGANIC COMPOUND REMOVAL SYSTEM*

                                    1993

                    LIFE GUARD(R) DECONTAMINATION SYSTEM*

                                    1994

WELDSMART(TM)**, FAST TRACK(SM)**, MASTIFF(SM)**, PROCESS FOR PAPER DE-INKING**

                                    1995

                          NUTRISOLV(SM), HEAT GUARD(SM)

                         *Patented, **Patent Pending

Q & A

[PHOTO]

A conversation with
Richard Daerr,
President &
Chief Executive Officer,
Serv-Tech, Inc.

WHEN DO YOU ANTICIPATE ACHIEVING YOUR GOAL OF $500 MILLION IN REVENUE AND 15 PERCENT RETURN ON EQUITY?
In 1995 we made significant progress toward this goal by attaining $280 million in revenue. This was an improvement of $99 million, or 54 percent, over 1994 revenue. That's quite an accomplishment by the Serv-Tech team. We also made progress in growing our earnings, although we were short of our earnings expectations going into the year. We believe our goal is achievable over the next several years, as we continue to build Serv-Tech as a premier, integrated provider of technology-driven specialty services and products to the hydrocarbon, food, pulp and paper, and power industries.

WHAT CONTRIBUTED TO YOUR 1995 EARNINGS BEING BELOW EARLIER EXPECTATIONS? Early in the year, we believed we could achieve $.60 to $.75 per share. Our actual results of $.31 per share were improved over 1994 and compared favorably to our industry peer group, but were short of our early estimate. There were two primary reasons for the shortfall. The first was the effect of several under-performing maintenance projects. The more significant factor, however, was that traditional summer refinery turnaround maintenance slowdown was more significant than we anticipated. During the summer months when gasoline demand is high, refineries tend to minimize turnaround maintenance work.

WHAT IS YOUR STRATEGY FOR REDUCING THE SEASONALITY IMPACT OF THE TURNAROUND MAINTENANCE BUSINESS?
Our Specialty Services segment contains three divisions: Turnaround Services, Specialty Welding, and Refractory. All of these divisions and Serv-Tech Environmental, our refinery decontamination operation, are affected by the seasonality inherent in the refinery turnaround maintenance market. Some of the things we are doing to minimize the seasonality factor are:
* Expand annual maintenance, engineering and construction alliances with refineries;
* Structure our overhead to be more consistent with the seasonality of the business;
*      Expand our UK and northern Europe presence;
* Expand our opportunities for cross-utilization of sales and resources throughout the Company; and
* Diversify our revenue base beyond our Specialty Services and the hydrocarbon industry;

I believe we have made significant progress in each of these areas, but we will have to make additional progress throughout 1996 in order to maximize the returns from our Specialty Services businesses.

THE COMPANY HAS GONE THROUGH AN EXTENSIVE ORGANIZATIONAL RESTRUCTURING, COMBINING MULTIPLE OPERATING UNITS INTO DISTINCT OPERATING DIVISIONS. DID YOU ACHIEVE THE RESULTS YOU HAD ANTICIPATED WITH THIS RESTRUCTURE?
Yes, most definitely. We now offer our customers single point responsibility for a total package of services and capabilities, utilizing cross-services, and maximizing the resources across Serv-Tech's operating divisions. Because we are an integrated organization, we have attained a leaner overhead structure. However, we are flexible enough to react quickly to our customers' needs by utilizing an array of Company resources. We offer our customers a package of total solutions, in addition to our services, which are tailored to their specifications at the lowest possible price.

WHAT IS THE OUTLOOK FOR 1996?
The hydrocarbon turnaround maintenance market is starting slow but should accelerate later in the year. We expect to see improved gross profit margins from this segment with our more focused and selective business development process. This, combined with performance pricing by the Turnaround Services division, should yield lower risk and improved profit performance. We are pursuing a number of opportunities in our EPC segment, emphasizing our electrical, instrumentation and control systems, and sugar processing capabilities. We are also hopeful that MastiffSM, our paper strengthening technology, and WELDSMARTTM, our welding technology, should be commercialized by mid-year and become growing revenue contributors later in the year.

WHAT EXACTLY IS MASTIFF(SM) AND WHY ARE YOU SO POSITIVE ABOUT IT?
Mastiff(SM) is a potential breakthrough technology that could significantly improve how paper is made from recycled fiber. It is a new approach to increasing the strength of paper and box board through the application of patented chemistry. The process has demonstrated meaningful increases in strength on a wide range of papers but is particularly suited to the production of packing paper and box board using recycled fiber. In addition to paper strengthening, the process has demonstrated increased paper machine production speed and lower energy consumption. Full-scale commercialization trials are progressing at three separate mill locations in the United Kingdom. These trials, which will determine commercial viability, should be completed during the first half of 1996.

SHOULD WE EXPECT ANOTHER PROJECT LIKE THE FINCHAA SUGAR PROJECT ON THE
HORIZON?
Our goal is to extrapolate off the success of the $83 million Ethiopia sugar factory project. There are a number of sugar project opportunities in Africa and South America that our F.C. Schaffer group is currently pursuing. These projects often include ethanol and cogeneration facilities as well.

THIS IS THE SECOND YEAR YOU HAVE MENTIONED WELDSMARTTM . TELL ME MORE ABOUT THE TECHNOLOGY AND YOUR PLANS FOR COMMERCIALIZATION?
WELDSMART(TM) is a technology that could change the way welding and heat treating services are provided in many applications. It is designed to improve both welding productivity and the consistency of welding performance. The unit also provides a detailed computer record of each weld to ensure conformity to specified procedures. Commercialization of WELDSMARTTM is proceeding and should be completed during the first half of 1996. We will feature WELD-SMARTTM at the American Welding Society Exposition in April 1996, in Chicago, Illinois.

WHAT IS THE MOST IMPORTANT INGREDIENT IN SERV-TECH'S CONTINUED SUCCESS?
The energy, enthusiasm and commitment of all the people at Serv-Tech. They brought us to where we are today, and they are the key to our future. We look forward to the continued success and contributions from the team at Serv-Tech.

                                   [PHOTO]

Serv-Tech Specialty Services


                                   [PHOTO]

                                   [PHOTO]

Serv-Tech Specialty Services provides total project management, including heat exchanger maintenance, towers and vessels, heat treating, specialty welding, furnace repair, boiler retubes, process piping, heavy rigging and code repairs, primarily in refineries, petrochemical facilities and power plants.

Serv-Tech Specialty Services

                                   [PHOTO]

Hartney's Advanced Refractory Services quality control technician inspecting a 24-inch reformer.

Top 10 Turnaround Services Clients
(Revenue in millions of dollars)

                                 [BAR CHART]

Chevron USA, Inc.
Mobil Oil
Atlas Processing Company
Vista Chemical
Coastal Oil Company
Phibro Energy USA, Inc.
Farmland Industries, Inc.
Dupont
Phillips 66 Company
Unocal

Serv-Tech's technology and expertise offer considerable value to independents as well as major refineries and petrochemical customers.

Serv-Tech's Specialty Services segment offers refineries, petrochemical facilities and power plants a complete package of maintenance, repair, cleaning, specialty fabrication, welding and other specialty services that assure maximum operating efficiency as well as employee and environmental safety. These services are provided by a team of skilled professionals, utilizing highly innovative technologies and proprietary equipment. The specialty services are provided through three primary divisions: Turnaround Services (turnaround and maintenance), ST Piping (specialty welding), and Hartney Industrial Services (refractory).

As an industry leader, the group generated $134 million in revenue for the year, an increase of $21 million, or 18 percent, over 1994 revenue of $113 million. Revenue contribution by sector was $89 million, $23 million, and $22 million for Turnaround Services, ST Piping and Hartney Industrial Services, respectively.

The new "performance pricing" structure developed by the Turnaround Services division was enthusiastically received by many of its customers. These contractual arrangements, based on performance, consider the total benefits of using Serv-Tech's Specialty Services such as reduced refinery downtime, increased efficiency, higher revenue and improved safety. It is a true win-win situation, providing the highest value to the customer and an acceptable rate of return to Serv-Tech.

The new "performance pricing" structure developed by the Turnaround Services division was enthusiastically received by many of its customers.

Our Turnaround Services division is creating alliances and partnerships with certain large contractors to provide specialty services to accounts where the industrial contractor has an established, long-term relationship. We are seeking projects that utilize our core capabilities, traditional services and proprietary equipment. This more focused and selective process, combined with "performance pricing", should yield lower risk, higher margin contracts.

Key strategic initiatives have been implemented to help offset the seasonality inherent to the petrochemical turnaround business:
* Establish annual contracts with several major clients to utilize our specialized equipment and experienced field personnel on a day-to-day basis during the off season;
* Continued consolidation and sharing of resources with other business units for better utilization of personnel and equipment year round; and
* Expand our specialty services through strategic acquisitions and newly-developed technologies to service industries with varying peak spending cycles.

                                    [PHOTO]

Hartney's mechanical specialists vib-casting refractory concrete at the Galena Park, Texas, shop facilities.

ST Piping is a premier provider of refinery maintenance and welding repair services, specializing in emergency operations. This division experienced tremendous growth in 1995, generating $23 million in revenue versus $15 million in 1994. Although ST Piping's revenue base has historically been driven by West Coast activity, the division is implementing a growth strategy that encompasses more Gulf Coast projects. ST Piping has and will continue to be a solid contributor to the Specialty Services group performance.

Hartney Industrial Services, acquired in 1994, is a leading contractor and fabricator specializing in the installation of brick and other lining and coating systems designed to protect processing equipment from extreme heat and corrosive substances (refractory services). Hartney has developed several new service lines, including fiberglass installation and repair, sandblasting, specialty painting and other services. In 1995, Hartney aggressively pursued the power industry and secured several contracts, including one of the largest power plant turnarounds in the United States. Hartney continues to focus significant efforts on industries that do not experience the same seasonality as refineries, such as the cement, power and petrochemical industries.

Our Hill Technical division designs, manufactures and applies specialized welding and heat treatment equipment and services. Hill is currently in the final stages of developing WELDSMART(TM), a patented welding technology. WELDSMART(TM) is an innovation in manual welding technology, designed to improve both welding productivity and the consistency of welding performance. The WELD-SMART(TM) unit will not only facilitate consistent welding, but will also provide a detailed computer record of each weld to ensure conformity to specifications. Commercialization of WELDSMART(TM) is proceeding and should be completed during the first half of 1996. Hill Technical will be featuring the unit at the American Welding Society Exposition in April 1996, in Chicago, Illinois.

REVENUE GROWTH
For the year ended December 31
(millions of dollars)

                                    [GRAPH]


Looking ahead, 1996 will be a year filled with new opportunities and challenges, as we expand our specialty services and newly-developed technologies throughout the industries we serve.

                                    [PHOTO]

ST Piping personnel have developed a reputation for superb craftsmanship and perform-ance, including welds with exceptionally low rejection rates.

                                                                SERV-TECH EPC







                                    [PHOTO]

Serv-Tech EPC provides turnkey, single source responsibility for engineering, procurement and construction on domestic and international projects ranging in size to $100 million for clients in the refining, hydrocarbon processing, petrochemical, food, power, and pulp and paper industries.

In addition to serving these industries, SECO, the E&I division of Serv-Tech EPC, performs electrical and instrumentation installations for offshore drilling platforms, clean fuels projects, refining, petrochemical and food process-ing facilities.



[PHOTO]

SERV-TECH EPC

                                    [PHOTO]
                                    [PHOTO]
                                    [PHOTO]
                                    [PHOTO]

The 480-foot boom of a 1,000 ton capacity truck crane reaches skyward as Serv-Tech crews assemble a flare stack for a major national refiner. The 52-inch diameter stack was set in three separate lifts over a three day period.

1995 was a year of major growth for Serv-Tech's engineering, procurement and construction segment, Serv-Tech EPC. During 1995, Serv-Tech's electrical and instrumentation operation, SECO Industries, was integrated into Serv-Tech EPC, creating a premier integrated provider of multi-disciplined services to the refining, offshore, hydrocarbon processing, petrochemical, power, pulp and paper, and food processing industries. Collectively, the group generated $134 million in revenues, an increase of 114 percent over the 1994 revenue level of $63 million. The group also enters 1996 with a strong backlog level of $84 million.

Three large projects were major contributors to Serv-Tech EPC's 1995 revenue. The first was F.C. Schaffer & Associates' $83 million contract to engineer, design and construct a 4,000 metric ton-per-day sugar factory and 45,000 liter-per-day ethanol plan t in Finchaa, Ethiopia, which was approximately 40 percent complete at year-end 1995. Schaffer's vast experience and capabilities in the sugar process field were a critical component to the awarding of the project. Sugar related projects will remain a key business development focal point for 1996 and beyond.

The second major project was the design and construction of the $20 million Conoco Tank Farm project. This facility is associated with Conoco's $750 million Hydrocracker Pumping and Storage Facility in Westlake, Louisiana, which represents EPC's largest domestic award to date.

The third project by Serv-Tech's E & I division, SECO Industries, was the MARS production platform in the deep waters of the Gulf of Mexico. Jointly owned by Shell Offshore and British Petroleum, the MARS platform is designed for drilling and production operations at a world-record water depth of 2,933 feet. As the operator, Shell has created a uniquely structured, multi-contractor allied team that is working together from project feasibility analysis to platform completion. Costing approximately $1.2 billion and 1.3 million manhours, the MARS project is currently the highest profile offshore project under construction. In its final stages, the MARS platform is on schedule and under budget, quite a feat for a project of this magnitude.

Customer satisfaction and an excellent reputation are primary contributors to Serv-Tech's success. In 1995, the EPC operations experienced high levels of repeat business, developed industry alliances and obtained numerous new customers, including British Petroleum, Coastal Oil Company, Firestone and Union Carbide Corporation.

Customer satisfaction and an excellent reputation are primary contributors to Serv-Tech's success.

                                    [PHOTO]

SECO provides QAQC inspection personnel.


In late 1995 SECO was awarded its third consecutive contract to provide E&I services to another Shell Oil deep water production platform. The Ram/Powell platform will be designed and fabricated by the "Topside Alliance Construction Team" (TACT), with J. Ray McDermott, Inc. remaining the lead contractor. SECO has allied itself with McDermott, whereby SECO is the preferred provider of complex E&I systems for these massive production platforms being built for deep water use. With improved exploration technolog y stimulating drilling and production operations in the deep waters of the Gulf of Mexico, SECO anticipates additional construction activity throughout 1996 and beyond.

In 1995 we made significant progress with engineering and maintenance alliance opportunities. We will continue to actively pursue these type of long-term relationships.

REVENUE GROWTH
For the year ended December 31
(millions of dollars)

                                    [GRAPH]

Progressing into 1996, the newly integrated Serv-Tech EPC organization will continue to expand its client base focusing on market sectors where we have successfully differentiated ourselves.

We will continue to pursue multi-disciplined lump sum design/build projects up to the value range of $100 million. Several potential projects with the desired differentiating factors have already been identified, and discussions are underway with a major refinery to qualify for three separate projects totaling approximately $50 million.

We will aggressively market ourselves as a premier provider of control system designs and installations, and expect SECO to continue to have success as a premier electrical and instrumentation contractor for offshore drilling and production platforms.

We are excited about the opportunities available to our EPC group and the markets we serve.

REVENUE BACKLOG
As of December 31
(millions of dollars)

                                    [GRAPH]

                                    [PHOTO]

A Shell Tension Leg Platform located dockside during final hookup and testing.

Serv-Tech Environmental and Performance Chemicals provides custom formulations to meet specific customer needs in hydrocarbon processing, pulp and paper processing, and wastewater treatment. Specialty chemical programs for the paper industry include new technologies for de-inking and strengthening paper and paper board products.
















                                   [PHOTO]

Serv-Tech Environmental & Performance Chemicals











                                   [PHOTO]

SERV-TECH ENVIRONMENTAL &
PERFORMANCE CHEMICALS

Serv-Tech offers highly customized solutions to customer needs through the application of advanced chemical technologies and patented processes.




                                   [PHOTO]



Mastiff(SM) increases paper production and quality, and enables greater recycling of fibers.

Serv-Tech's Environmental Services and Performance Chemicals segment provides sophisticated chemicals and systems to the hydrocarbon processing, pulp, paper and wastewater treatment industries. Serv-Tech offers highly customized solutions to customer needs through the application of advanced chemical technologies and patented processes. Such solutions include systems to enhance finished product quality, maximize production output, minimize downtime and optimize energy requirements as well as meet environmental regulations and recommendations.

This segment includes the Chemisolv, Serv-Tech Environmental, and Terminal Technologies ("TTI") divisions of Serv-Tech, which collectively generated $16 million in revenue for 1995, versus the 1994 level of $9 million. Technology is a critical component in the continued growth of this group, whether it is Serv-Tech Environmental's Life Guard(R) Decontamination, TTI's Hydrocarbon Reclaimer or Chemisolv's Mastiff(SM) technology.

HYDROCARBON PROCESSING

Serv-Tech Environmental provides oil refineries and petrochemical plants with broad-based chemical expertise and application experience to develop safe and effective treatment programs for decontamination, towers, vessels, pipework and heat exchangers. One of the most successful technologies is the patented Life Guard(R) system which removes free hydrocarbons, including volatile and toxic products, from refinery towers and vessels. The decontamination is performed within a closed-loop system to prevent hazardous contaminants from entering a plant's waste stream. Since its introduction in late 1992, the Life Guard(R) system has been applied in over 500 systems. In 1995 the ST Environmental group, which manages the Life Guard(R) system, increased its customer base by approximately 20 percent, in addition to experiencing an increasing amount of repeat business from their growing satisfied customer base.

Serv-Tech Environmental and Chemisolv recently introduced a unique energy management system for heat exchangers that combines Serv-Tech's patented technologies Fast Draw(R), Fast Clean(R) and Life Guard(R) systems with its newly developed antifoulant products and monitoring system. This exclusive new system, Heat Guard(SM), provides plant operators with a means to monitor and manage the most critical heat transfer areas of the plant and realize significant energy savings on an ongoing basis, all in a single program.

                                   [PHOTO]




The patented HP 2000 system has externally controlled and operated equipment that allows up to 90 percent of the cleaning to be performed before the tank is even opened, minimizing out-of-service time.

Another highly successful product line servicing the hydrocarbon processing and storage industries is the patented Hydrocarbon Reclaimer System developed by TTI. It provides turnkey tank cleaning, sludge processing and waste management services on above-ground storage tanks. Its effectiveness is substantiated by an alliance agreement TTI signed with Amoco's Petroleum Products division in December 1995, to clean 70 to 100 tanks per year with the Hydrocarbon Reclaimer System. The system specifically cleans tanks that store lighter oils and distilates. However, discussions are well under way to pursue an alliance with Amoco to utilize another Serv-Tech patented system, the HP 2000, which cleans heavy oil storage tanks.

PULP & PAPER

Chemisolv's well-established expertise in the pulp and paper industry has led to the development of a potential breakthrough technology that could significantly improve the way paper is made from recycled fiber. Mastiff(SM) is a patent pending technology that increases the strength and stiffness of paper and board. The process has demonstrated meaningful increases in strength on a wide range of papers, but is particularly suited to the production of packaging paper and box board using recycled fiber. In addition to paper strengthening, the process has demonstrated increased paper machine production speed and reduced energy consumption. Full-scale commercialization trials are progressing at three separate locations in Europe, and are expected to be completed during the first half of 1996.

WASTEWATER TREATMENT

Chemisolv solves wastewater treatment problems for oil refineries and petrochemical plants, as well as the pulp and paper, steelmaking, food processing and textile industries. Chemisolv's experienced chemists develop "custom blend" products and programs for virtually every customer, sometimes creating completely new product concepts. In 1995 Chemisolv launched Nutrisolv(SM), a program that monitors and adjusts the conditions of microbiological organisms in water treatment plants to assure their "health" for optimum removal of waste.

Chemisolv is developing strong relationships with world-class waste treatment plant EPC companies, which have increasingly led to Chemisolv being specified as the chemical treatment supplier of choice at the start-up of new facilities.

1996 should prove to be an exciting year for the Environmental Services and Performance Chemicals segment, as we seek opportunities to expand into additional industries and locations utilizing the synergistic marketing relationships established by other Serv-Tech divisions. For instance, Chemisolv will seek opportunities to apply its specialty chemical expertise to help solve problems in the sugar refining industry in alliance with the F.C. Schaffer group of Serv-Tech EPC. We are also pleased about the opportunity to further exploit our environmental and performance chemical capabilities on a global basis.


REVENUE GROWTH
FOR THE YEAR ENDED DECEMBER 31
(millions of dollars)




                                   [GRAPH]




                                     21.

CORPORATE OFFICERS

Robert J. Cresci
Chairman of the Board

Richard L. Daerr
President & Chief Executive Officer

David P. Tusa
Senior Vice President,
Finance & Administration

Frank A. Perrone
Vice President, General Counsel &
Corporate Secretary

H. Pat Solis
Treasurer, Director of Investor Relations

Dale W. Wilhelm
Corporate Controller

Judith A. Dolifka
Assistant Corporate Controller


OPERATING GROUP MANAGEMENT

SERV-TECH SPECIALTY SERVICES

Michael J. Krajicek
President,
Turnaround & Maintenance Services

Mark E. Bortka
Vice President, Turnaround Operations,
Turnaround & Maintenance Services

Robert R. Cradeur
Vice President, Manufacturing Services

James N. Lanclos
Vice President, Business Development

Leslie R. Slack
President, ST Piping, Inc.

Terry L. McGregor
President, Hartney Industrial Services Corp.

Christopher J. Bloch
President, Hill Technical Services, Inc.


SERV-TECH ENVIRONMENTAL &
PERFORMANCE CHEMICALS

Ralph J. Davies
President, Chemisolv, Inc.

James R. Duffy
Vice President & General Manager,
Chemisolv, Inc.

David M. Owen
Director, Research & Development,
Chemisolv, Inc.

Clem C. Armitage
General Manager, Chemisolv, Ltd.

Raju K. Mehta
Technical Director, Chemisolv, Inc.

W. Harry Corbett
Business Manager, Chemisolv, Inc.

Timothy P. Greene
General Manager,
Terminal Technologies, Inc.

Michael D. Bayse
Business Manager,
Serv-Tech Environmental Services


SERV-TECH EPC

James J. Degnan
President,
Serv-Tech EPC, Inc.

Owen J. Batt
Manager of International Operations,
Serv-Tech EPC, Inc.

Steve D. Bieber
Manager of Project Support Services,
Serv-Tech EPC, Inc.

Michael A. Connally
Manager of Projects,
Serv-Tech EPC, Inc.

Glenn G. Dubuc
Manager of District Operations,
SECO Industries

Bryan A. Landry
Manager of Projects,
SECO Industries

Steve R. Pierce
Sr.  Vice President, Finance & Administration,
Serv-Tech EPC, Inc.

Francis C. Schaffer
President, F.C. Schaffer & Associates, Inc.

Edward I. Stanley
Senior Vice President &
Manager of Engineering,
Serv-Tech Engineers, Inc.

William P. Taunton
Manager of District Operations,
Serv-Tech EPC, Inc.

James P. Uhl
Manager, Business Development,
Serv-Tech EPC, Inc.


                                     22.

BOARD OF DIRECTORS

                                   [PHOTO]

Back Row (from left to right)

Charles M.  Balch, M.D.
Executive Vice President for Health Affairs,
M.D. Anderson Cancer Center

D.D. "Del" Hock
Chairman,
Public Service Company of Colorado

John B.  O'Brien
President, Baker & O'Brien, Inc.

James M.  Piette
Retired Vice Chairman, Union Camp Corp.

Mike M.  Mustafoglu
President, Oxbow Energy, Inc.

Michael T.  Willis
President & Chief Executive Officer,
CORESTAFF, Inc.

Front Row (from left to right)

Richard L.  Daerr
President & Chief Executive Officer,
Serv-Tech, Inc.

Robert J.  Cresci
Chairman of the Board, Serv-Tech, Inc.
Managing Director, Pecks Management Partners Ltd.

FINANCIAL REVIEW

Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations.......................................  27

Market and Dividend Information...................................  31

Independent Auditors' Report......................................  31

Consolidated Balance Sheets.......................................  32

Consolidated Statements of Operations.............................  33

Consolidated Statements of Changes
  in Stockholders' Equity.........................................  34

Consolidated Statements of Cash Flows.............................  35

Notes to Consolidated Financial Statements........................  36

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the Consolidated Financial Statements and related notes thereto and "Financial Highlights" included elsewhere in this Report.

         For the year ended December 31, 1995, the Company recorded net income of $2.1 million, or $0.31 per share, compared to a net loss of $8.8 million, or $1.44 loss per share, in 1994 and net earnings of $2.9 million, or $0.50 per share, in 1993. The 1994 net loss includes a special charge of $10.0 million, or $1.63 per share. Excluding the effect of the special charge, the Company generated net earnings in 1994 of $1.2 million, or $0.19 per share.
         Consolidated revenues for 1995 were $279.6 million, an increase of
54.4 percent over 1994 revenues of $181.1 million, which were 11.8 percent higher than 1993 revenues of $162.0 million. The 1995 increase in revenues was generated primarily from expansion of the Company's engineering, procurement and construction business ("EPC") which includes its electrical and instrumentation subsidiary SECO Industries ("SECO"). The increase in 1994 revenues was attributable to increased levels of activity in the Company's turnaround maintenance and specialty services ("Specialty Services") business and EPC.
         EPC revenues for 1995 includes $32.8 million attributable to the Finchaa Sugar Factory and Ethanol Plant Project that was approximately 40.0 percent complete at December 31, 1995. Additionally, 1995 EPC revenues include $16.5 million related to the $20.7 million Conoco Tank Farm Project in Westlake, Louisiana.
         Consolidated gross profit margins as a percentage of revenues were
17.4 percent for 1995, relatively unchanged from 1994 margins of 17.7 percent. Excluding the Finchaa project, the consolidated gross profit percentage for 1995 was 18.9 percent. The 1995 increased gross profit, excluding the Finchaa project, is due primarily to improved Specialty Services profit margins over 1994. The 1994 consolidated gross profit percentage decreased slightly from the 1993 level of 18.7 percent. This decrease resulted primarily from the completion of several large electrical and instrumentation installations on offshore platforms during 1993 for which there were no comparable projects during 1994.
         Consolidated selling, general and administrative expenses increased
47.2 percent to $42.0 million in 1995 from $28.6 million in 1994. The increase is attributable primarily to acquisitions during 1995 and the latter half of 1994 including Hartney Industrial Services ("Hartney") in June 1994. Higher overhead expenses are also due to increased amortization of acquisition costs, increased international activity and expansion of the Company's EPC and Environmental and Performance Chemicals businesses. Consolidated selling, general and administrative expenses in 1994 were $4.8 million, or 20.2 percent, higher than the 1993 level of $23.8 million, resulting primarily from the expansion of Specialty Services and the acquisition of Hartney. The consolidated increases in overhead are consistent with the higher level of activity and growth of the Company. Consolidated overhead as a percentage of revenue actually decreased from 15.8 percent in 1994 to 15.0 percent in 1995.
         Interest expense increased in 1995 to $2.0 million compared to $1.4 million in 1994. In 1994 interest expense increased $0.4 million from $1.0 million in 1993. The 1995 increase is due to a higher level of working capital borrowings during the year under the Company's revolving line of credit necessary to support the higher level of business activity. The 1994 increase in interest expense over 1993 is due primarily to the Company's issuance of $15.0 million in 8.41 percent senior notes payable in June 1993.
         Interest income decreased $0.5 million in 1995 from 1994's level of $0.5 million which was a decrease of $0.3 million over 1993. The decreases resulted primarily from lower available cash balances during the periods.
         In 1995, minority interest and other include the earnings participation by the former shareholders of F. C. Schaffer & Associates, Inc. in the estimated profits of the Finchaa project amounting to approximately $0.6 million (see Note 4 of Notes to Consolidated Financial Statements). Minority interest and other also includes the minority shareholders portion of ST Piping, Inc. earnings. Effective May 18, 1995, the Company acquired an additional 20 percent of the outstanding common stock of ST Piping, Inc. from the minority shareholders of that company. Prior to the acquisition, the Company owned 70 percent (see Note 3 of Notes to Consolidated Financial Statements).

SPECIALTY SERVICES

         In 1995, Specialty Services revenues increased $20.9 million, or 18.4 percent, over 1994 revenues of $113.5 million. Specialty Services revenues increased $22.2 million, or 24.3 percent, in 1994 over 1993 revenues of $91.3 million. The 1995 revenue increase is consistent with increased refinery maintenance spending during the year. Also, the increases in 1995 and 1994 revenues were attributable to the acquisition of Hartney in June, 1994, which generated revenues of $21.6 million in 1995 and $14.5 million in 1994. In addition, during 1994, Specialty Services completed two major projects for a West Coast refinery which contributed revenues of approximately $28.4 million.
         Operating income in 1995 was $4.3 million compared to $5.7 million in the prior year, excluding a $10.6 million pre-tax special charge recorded during 1994. Operating income in 1994 (excluding the special charge) was $1.5 million higher than 1993 operating income of $4.2 million. Higher levels of revenues and gross profit in each period were offset by increased selling, general and administrative expenses. The increased level of overhead expenses in both periods was attributable primarily to the acquisition of Hartney in June, 1994, and an increase in international activity.

EPC

         EPC revenues were $134.4 million in 1995, an increase of $71.7 million, or 114.3 percent over 1994 revenues of $62.7 million. The higher level of revenues resulted primarily from the introduction of procurement and construction services and expansion of its engineering services in the latter half of 1994. Also, as previously discussed, 1995 EPC revenues include approximately $32.8 million and $16.5 million attributable to the Finchaa and Conoco Tank Farm Projects, respectively. SECO contributed $51.8 million to 1995 EPC revenues, a slight increase over 1994 revenues of $48.7 million. In 1994, EPC revenues were comparable to the 1993 level of $62.8 million. Revenue growth of $8.2 million in 1994 from the expansion and introduction of new services discussed above was offset by an $8.3 million decrease in SECO revenues which experienced an historically high level of revenues during 1993.
         Operating income amounted to $8.2 million in 1995, more than double the 1994 level. The increase resulted primarily from the higher level of revenues and gross profits which were offset partially by higher selling, general and administrative expenses. Additionally, $1.8 million of the 1995 operating income was attributable to the Finchaa project. The increase in overhead expenses is primarily due to the expansion of these services and is consistent with the increased level of business activity. In 1994, EPC operating income was $4.0 million, a decrease of $4.6 million from 1993 levels of $8.6 million. The decrease was attributable primarily to a $5.4 million decrease in SECO operating income directly related to the decrease in the subsidiary's revenues discussed above. Such decrease was offset slightly by a $0.9 million increase in other EPC services.

ENVIRONMENTAL AND PERFORMANCE CHEMICALS

         Environmental and Performance Chemicals ("Environmental") revenues increased $7.8 million, or 90.6 percent, to $16.4 million in 1995. Chemisolv Holdings ("Chemisolv"), the Company's performance chemical subsidiary acquired in November, 1994, contributed $5.1 million to the increase in revenues. The remaining $2.7 million increase is attributable to increased activity in the Company's tank cleaning services. Environmental revenues in 1994 were $8.6 million, approximately the same as 1993.
         Operating income in 1995 was $0.2 million compared to an operating loss of $0.2 million in 1994 and an operating loss of $0.4 million in 1993. Higher gross profit margins recognized on decontamination services and increased activity in the tank cleaning business have contributed to the improved operating results which have been partially offset by Chemisolv operating losses. Chemisolv operating losses are attributable to the higher levels of overhead expenses incurred primarily with the continued development of their new paper strengthening technology, Mastiff(SM).

IMPACT OF INFLATION AND CHANGING PRICES

         Inflation and changing prices have not significantly affected the Company's operating results or the markets in which the Company performs services.

BACKLOG

         Revenue backlog as of December 31, 1995, was $96.1 million. Revenue backlog by operating segment for the three years ended December 31, 1995, is as follows (in thousands):

                                                     December 31,

                                         1995           1994           1993
- -----------------------------------------------------------------------------
EPC...............................    $  83,739      $  47,255      $  25,600
Specialty Services................        9,928         39,708         17,350
Environmental.....................        2,418          1,100              -
                                      ---------------------------------------
                                      $  96,085      $  88,063      $  42,950
                                      =======================================

EPC revenue backlog as of December 31, 1995, includes $48.0 million related to the Finchaa project. The decrease in Specialty Services revenue backlog from December 31, 1994, is consistent with a slow starting 1995 turnaround maintenance season which is attributable to many refineries delaying their scheduled maintenance until late 1996 or 1997.
         While backlog can be an indication of expected future revenues, backlog is subject to revisions from time-to-time due to cancellations, modifications and changes in the scope of projects or their design and construction schedules. There can be no assurance whether or when backlog will be realized as revenue.

LIQUIDITY AND CAPITAL RESOURCES

         Capital expenditures for 1995, excluding acquisitions, were $6.2 million, primarily for the purchase of equipment to support the expansion of the Company's EPC and performance chemical businesses. In addition, the Company acquired a new computer system and related software. Capital expenditures for 1996, excluding acquisitions, are expected to be approximately $4.0 to $5.0 million, primarily for the purchase and manufacture of equipment to support continued expansion of the Company's business activities.
         At December 31, 1995, the Company's working capital totaled approximately $23.2 million. The Company has been able to finance its working capital requirements through its cash flows from operations and bank borrowings. The Company maintains a $35.0 million revolving line of credit with two banks which expires in May, 1997. At December 31, 1995, $6.5 million was outstanding under the revolving line of credit and $22.3 was available for borrowing. In addition, the Company has $15.0 million in 8.41 percent Senior Notes Payable due June 2003 (see Note 5 of Notes to Consolidated Financial Statements).
         As further discussed in Note 4 of Notes to Consolidated Financial Statements, in 1995 the Company secured an $83.0 million contract to engineer, design, procure and construct a 4,000 metric ton cane-per-day sugar factory and 45,000 liter-per-day ethanol facility in Finchaa, Ethiopia. The project, which is financed by the African Development Bank, is expected to be completed in the latter part of 1997. On February 7, 1995, the Company received an advanced payment equal to 20 percent of the contract value. The Company issued letters of credit to support performance and the 20 percent advance payment. The outstanding portion of the letters of credit total $23.4 million at December 31, 1995. Subsequent to December 31, 1995, the outstanding portion has been reduced to $20.5 million. Contractual payments to the Company are supported by a revolving letter of credit issued by the Ethiopian government via the African Development Bank. The project is expected to be self funding and, therefore, should not require working capital support other than that received from the project owner.
         For the year ended December 31, 1995, net cash flows from operations were $2.2 million resulting primarily from net income of $2.1 million, depreciation and amortization of $6.8 million, net increase in accounts payable and accrued liabilities of $1.3 million, offset by an increase in accounts receivable of $3.7 million and net increases in uncompleted contracts of $5.7 million. The increases were due primarily to the higher level of business activity during 1995. Net expenditures used in investing activities amounted to $6.7 million, consisting primarily of $6.2 million in capital expenditures and $0.9 million in acquisitions of businesses (see Note 3 of Notes to Consolidated Financial Statements). Cash flows provided by financing activities totaled $4.0 million resulting from net borrowings under the Company's revolving line of credit. The borrowings were offset partially by the acquisition of $1.6 million in treasury stock in October, 1995 (see Note 8 of Notes to Consolidated Financial Statements).

OTHER

         Specialty Services revenues and operating income are subject to significant quarterly fluctuations, affected primarily by the timing of planned shutdowns at its customers' facilities. In general, scheduled turnarounds fall predominantly in two seasonal periods--February through May and September through November. The exact timing and duration of these periods will largely depend on the demand for the customers' products and availability of feedstocks for processing. In addition, most of the Specialty Services contracts are short in duration, and large individual contracts may significantly influence results in any specific quarter.
         The Company has discretionary bonus programs for key personnel throughout most of its operating groups. Payments under these plans total, in the aggregate, approximately 8 percent of operating earnings of each unit. For the Turnaround Maintenance division of Specialty Services and the Chemisolv division of Environmental and Performance Chemicals, the Company has established profit sharing programs in lieu of the discretionary programs noted above. The Specialty Services and Chemisolv programs generally provide for a profit sharing pool to be established equal to 20 percent of the operating earnings of the respective group.
         Management believes that existing cash, cash flow from operations and existing credit facilities will be sufficient to meet the current ongoing requirements of the operations of the Company. In addition, the above sources can be supplemented with other external sources of funds to meet additional cash requirements, if necessary.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

         In March, 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets to be Disposed Of". The Company will adopt SFAS No. 121 during the first quarter of 1996. Management has not yet determined what impact, if any, the adoption of SFAS No. 121 will have on the Company's financial position or results of operations.
         SFAS No. 123 "Accounting for Stock Based Compensation" was issued in October, 1995. SFAS No. 123 defines a fair value based method of accounting for employee stock options. Under this fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period; however, SFAS No. 123 allows an entity to continue to measure compensation cost in accordance with Accounting Principal Board Statement No. 25 ("APB 25"). The Company will continue to account for stock option grants in accordance with APB 25, and accordingly, recognizes no compensation expense for stock options granted.

MARKET AND DIVIDEND
INFORMATION

         The Company's common stock is traded in the over-the-counter market and is quoted on the National Association of Securities Dealers' Automated quotations System ("NASDAQ") National Market System under the symbol "STEC". The following table sets forth the quarterly high and low bid quotations of the common stock, as quoted by NASDAQ, for the calendar quarters indicated.

Calendar Period                                          High            Low
- -------------------------------------------------------------------------------
1995:
First Quarter..........................................  8 3/4          6
Second Quarter.........................................  9 1/4          6 5/8
Third Quarter..........................................  9              6 1/2
Fourth Quarter.........................................  8 1/2          5 1/8

1994:
First Quarter.......................................... 12 3/4          8 3/4
Second Quarter......................................... 10 3/4          7 1/2
Third Quarter.......................................... 10 1/4          7 1/4
Fourth Quarter......................................... 10 1/2          5 7/8

         At March 15, 1996, there were approximately 2,200 shareholders of the common stock. The average of the high and low bid quotations on such date was $5.5625. The Company has not paid dividends on its common stock, and the Board of Directors of the Company presently intends to continue a policy of retaining earnings for use in the Company's operations and to fund the Company's working capital requirements and growth opportunities.

INDEPENDENT
AUDITORS'
REPORT

To the Board of Directors and Stockholders of Serv-Tech, Inc.:
         We have audited the accompanying consolidated balance sheet of Serv-Tech, Inc. and Subsidiaries as of December 31, 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The accompanying consolidated balance sheet of Serv-Tech, Inc. and Subsidiaries, as of December 31, 1994, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1994, were audited by other auditors whose report thereon dated February 17, 1995, expressed an unqualified opinion on those statements.
         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
         In our opinion, the 1995 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Serv-Tech, Inc. and Subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


                                                           KPMG PEAT MARWICK LLP

Houston, Texas
February 16, 1996

Serv-Tech, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS


                                                                                                   December 31,

                                                                                               1995            1994
- -----------------------------------------------------------------------------------------------------------------------
Assets
Current Assets:
     Cash and cash equivalents.........................................................    $  1,347,475    $  1,851,431
     Accounts receivable, net .........................................................      41,686,672      37,887,180
     Costs and estimated earnings in excess of billings on uncompleted contracts ......       8,693,468       3,172,181
     Prepaid expenses .................................................................       1,619,903       1,636,979
     Inventory.........................................................................       2,102,245       1,324,568
     Deferred income taxes ............................................................       4,922,070       3,580,581
                                                                                           ------------    ------------
         Total current assets..........................................................      60,371,833      49,452,920
Property, plant and equipment, net.....................................................      32,414,756      30,594,051
Investments in and advances to affiliates .............................................               -         966,277
Intangible assets, net.................................................................      17,442,812      15,943,203
Other assets...........................................................................       2,015,984       1,358,807
                                                                                           ------------    ------------
         Total assets..................................................................    $112,245,385    $ 98,315,258
                                                                                           ============    ============
Liabilities and Stockholders' Equity
Current Liabilities:
     Accounts payable..................................................................    $ 12,662,352    $ 11,396,235
     Accrued liabilities...............................................................      15,278,640      13,500,090
     Revolving line of credit..........................................................       6,500,000               -
     Billings in excess of costs and estimated earnings on uncompleted contracts.......       1,343,826       1,407,013
     Income taxes payable..............................................................         728,597               -
     Other.............................................................................         626,566         911,483
                                                                                           ------------    ------------
         Total current liabilities.....................................................      37,139,981      27,214,821
Long-term debt, less current maturities ...............................................      16,594,998      15,025,140
Deferred income taxes .................................................................       5,095,608       4,649,227
Minority interest and other ...........................................................         484,952         862,429
Commitments and Contingencies (Note 12)
Stockholders' Equity:
     Preferred stock, $1 par value, 2,000,000 shares
       authorized; no shares issued or outstanding.....................................               -               -
     Common stock, par value $.50, authorized 20,000,000
       shares; issued shares of 6,752,671 and 6,504,778, respectively..................       3,376,336       3,252,390
     Additional paid-in capital........................................................      43,489,763      41,828,709
     Retained earnings.................................................................       7,675,586       5,614,467
     Cumulative translation adjustments................................................         (64,982)       (131,925)
     Treasury stock, at cost, 193,358 shares...........................................      (1,546,857)              -
                                                                                           ------------    ------------
         Total stockholders' equity....................................................      52,929,846      50,563,641
                                                                                           ------------    ------------
         Total liabilities and stockholders' equity....................................    $112,245,385    $ 98,315,258
                                                                                           ============    ============

The accompanying notes are an integral part of the consolidated financial statements.

Serv-Tech, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                   Year Ended December 31,

                                                                        1995                1994                1993
- -------------------------------------------------------------------------------------------------------------------------
Revenues..........................................................  $ 279,566,348       $ 181,086,770       $ 162,021,399
Costs of services.................................................    231,042,006         148,979,186         131,736,993
                                                                    -----------------------------------------------------
    Gross profit..................................................     48,524,342          32,107,584          30,284,406
Selling, general and administrative expenses......................     42,046,618          28,563,990          23,764,981
Special charge....................................................              -          12,225,182                   -
                                                                    -----------------------------------------------------
    Operating income (loss).......................................      6,477,724          (8,681,588)          6,519,425
                                                                    -----------------------------------------------------
Other income (expense):
    Interest expense..............................................     (1,990,837)         (1,445,116)         (1,001,515)
    Interest income...............................................         44,929             511,357             785,911
    Other, net....................................................        116,689               4,016             (67,536)
                                                                    -----------------------------------------------------

    Total other expense...........................................     (1,829,219)           (929,743)           (283,140)
                                                                    -----------------------------------------------------

Minority interest and other.......................................       (999,055)           (260,305)           (419,208)
Equity in losses of affiliates....................................        (24,331)           (226,700)           (679,216)
                                                                    -----------------------------------------------------
Income (loss) before provision for income taxes...................      3,625,119         (10,098,336)          5,137,861
Provision (benefit) for income taxes..............................      1,564,000          (1,303,000)          2,218,724
                                                                    -----------------------------------------------------
Net income (loss) ................................................  $   2,061,119       $  (8,795,336)      $   2,919,137
                                                                    =====================================================

Earnings (loss) per share.........................................  $         .31       $       (1.44)      $         .50
                                                                    =====================================================

Weighted average common shares outstanding .......................      6,720,134           6,117,434           5,888,508
                                                                    =====================================================

The accompanying notes are an integral part of the consolidated financial statements.

Serv-Tech, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                         Common Stock       Additional    Retained   Cumulative     Treasury Stock        Total
                                                             Paid-In      Earnings   Translation
                                      Shares      Amount     Capital                 Adjustments  Shares       Amount
- -----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992.......... 5,810,978  $2,905,490  $36,881,683  $11,490,666  $  74,565         -  $         -  $51,352,404
      Translation adjustments.......         -           -            -            -   (318,021)        -            -     (318,021)
      Net income....................         -           -            -    2,919,137          -         -            -    2,919,137
                                     ----------------------------------------------------------------------------------------------
Balance, December 31, 1993.......... 5,810,978   2,905,490   36,881,683   14,409,803   (243,456)        -            -   53,953,520
      Exercise of stock options         43,800      21,900      184,526            -          -         -            -      206,426
      Issuance of common stock......   650,000     325,000    4,762,500            -          -         -            -    5,087,500
      Translation adjustments.......         -           -            -            -    111,531         -            -      111,531
      Net loss......................         -           -            -   (8,795,336)         -         -            -   (8,795,336)
                                     ----------------------------------------------------------------------------------------------
Balance, December 31, 1994.......... 6,504,778   3,252,390   41,828,709    5,614,467   (131,925)        -            -   50,563,641
      Exercise of stock options.....    40,000      20,000      121,250            -          -         -            -      141,250
      Issuance of common stock......   207,893     103,946    1,539,804            -          -         -            -    1,643,750
      Purchase of treasury stock....         -           -            -            -          -  (203,873)  (1,630,984)  (1,630,984)
      Transfer of treasury stock
        to 401(k) plan..............         -           -            -            -          -    10,515       84,127       84,127
      Translation adjustments ......         -           -            -            -     66,943         -            -       66,943
      Net income....................         -           -            -    2,061,119          -         -            -    2,061,119
                                     ----------------------------------------------------------------------------------------------
Balance, December 31, 1995.......... 6,752,671  $3,376,336  $43,489,763  $ 7,675,586  $ (64,982) (193,358) $(1,546,857) $52,929,846
                                     ==============================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

Serv-Tech, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                              Year Ended December 31,
                                                                                       1995               1994           1993
- ------------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
      Net income (loss) ...........................................................  $ 2,061,119   $ (8,795,336)    $  2,919,137
         Adjustments:
                 Depreciation and amortization ....................................    6,803,623      5,709,415        4,193,760
                 Special charge ...................................................            -     12,225,182                -
                 Minority interest and other       ................................      999,055        260,305          419,208
                 Equity in losses of affiliates    ................................       24,331        226,700          679,216
                 Provision for losses on accounts and notes receivable   ..........    1,245,072        981,536          399,042
                 Deferred income taxes ............................................     (895,108)    (1,394,091)         481,724
                 Other    .........................................................       22,482        145,320          141,456
                                                                                     -------------------------------------------
                                                                                      10,260,574      9,359,031        9,233,543
      Changes in assets and liabilities, net of effect from
                 acquisitions of businesses:
                 Accounts receivable  .............................................   (3,676,228)    (7,647,085)       3,625,304
                 Net change in billings, costs and estimated earnings on
                     uncompleted contracts  .......................................   (5,697,633)     1,446,123       (3,186,074)
                 Inventory ........................................................     (374,509)       (38,938)         123,339
                 Prepaid expenses  ................................................       91,190       (304,852)         479,016
                 Other assets  ....................................................     (402,401)       (49,196)        (189,197)
                 Accounts payable  ................................................      767,864     (2,169,450)      (3,240,599)
                 Accrued liabilities ..............................................      544,461       (581,528)       2,246,370
                 Income taxes payable      ........................................      728,599              -         (707,256)
                 Other liabilities         ........................................            -              -         (435,000)
                                                                                     -------------------------------------------
                     Net cash provided by operating activities ....................    2,241,917         14,105        7,949,446
                                                                                     -------------------------------------------
      Cash flows from investing activities:
         Capital expenditures .....................................................   (6,179,544)    (5,193,674)      (4,864,423)
         Investments in and advances to affiliates ................................      (34,450)      (671,387)       1,525,094
         Acquisitions of businesses, net of cash acquired .........................     (866,057)    (2,435,628)               -
         Intangible assets ........................................................     (117,306)      (337,677)        (405,168)
         Proceeds from sale of property, plant and equipment  .....................      462,951         77,864          205,484
                                                                                     -------------------------------------------
                     Net cash used in investing activities ........................   (6,734,406)    (8,560,502)      (3,539,013)
                                                                                     -------------------------------------------
      Cash flows from financing activities:
         Proceeds from issuance of debt    ........................................   31,000,000      8,000,000       20,000,000
         Principal payments of debt  ..............................................  (25,521,733)   (12,554,198)     (13,043,307)
         Financing costs  .........................................................            -       (300,000)        (226,843)
         Proceeds from issuance of common stock  ..................................      141,250        146,426                -
         Purchase of treasury stock  ..............................................   (1,630,984)             -                -
         Payments of dividends on preferred stock of a subsidiary .................            -        (42,411)         (80,000)
         Purchase of preferred stock of a subsidiary ..............................            -       (800,000)               -
                                                                                     -------------------------------------------
                     Net cash provided by (used in) financing activities ..........    3,988,533     (5,550,183)       6,649,850
                                                                                     -------------------------------------------
      Net increase (decrease) in cash and cash equivalents ........................     (503,956)   (14,096,580)      11,060,283
      Cash and cash equivalents at beginning of year...............................    1,851,431     15,948,011        4,887,728
                                                                                     -------------------------------------------
      Cash and cash equivalents at end of year.....................................  $ 1,347,475   $  1,851,431     $ 15,948,011
                                                                                     ===========================================

The accompanying notes are an integral part of the consolidated financial statements.

Serv-Tech, Inc. and Subsidiaries
NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies Basis of Presentation

         The consolidated financial statements include the accounts of Serv-Tech, Inc., and its majority-owned subsidiaries. The Company's investments in affiliated companies (50% and less owned) are accounted for in accordance with the equity method. All significant intercompany balances and transactions are eliminated.

Revenues and Costs Recognition

         The Company engages in fixed price and modified fixed price contracts and contracts based on costs incurred plus applicable profit percentages (time and material contracts).
         Revenues from fixed price and modified fixed price contracts are recognized on the percentage-of-completion method, measured primarily by the percentage of costs incurred to date to estimated total costs for each contract (cost-to-cost method). Management believes this method is the most appropriate measure of progress on contracts. Revenues from time and material contracts are recognized currently as costs are incurred in performing the work.
         Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools and repairs. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability may result in revisions to costs and income which are recognized in the period in which the revisions are determined.
         The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts", represents billings in excess of revenues recognized.

Cash and Cash Equivalents

         Cash and cash equivalents include cash, tax free municipal bond funds and other highly liquid investments with maturities of three months or less at the date of acquisition. Cash equivalents are stated at cost which approximates market value.

Inventory

         Inventory consists primarily of materials and supplies and is stated at the lower of cost or market. Cost is determined principally by the average cost method.

Property, Plant and Equipment

         Property, plant and equipment are recorded at cost. Major renewals and betterments which extend the lives of equipment are capitalized while all other repairs and maintenance are charged to operations as incurred.
         Disposals are removed at cost less accumulated depreciation with any resulting gain or loss reflected in results of operations.
         For financial reporting purposes, depreciation for all property, plant and equipment is provided using the straight-line method over the estimated useful lives of the depreciable assets, ranging from three to 30 years. Accelerated methods are generally used for income tax purposes.

Intangible Assets

         Intangible assets are carried at cost and amortized using the straight line method over their legal or estimated useful lives. These lives range from 20 to 40 years for excess of costs over net assets of businesses acquired, 17 years for patents and three to five years for covenants not to compete. The Company's management assesses, at least quarterly, recorded balances of excess of costs over net assets of businesses acquired net of accumulated amortization for impairment in light of historic and projected operating trends and profitability, new product development and strategic direction of the Company.

Restricted Cash

         At December 31, 1995 and 1994, cash and cash equivalents, include restricted balances of $0.6 million. The balances are restricted for the guarantee of indebtedness of a subsidiary and for the payment of claims, expenses and premiums under certain insurance policies. Any unused balances are refundable to the Company.

Foreign Currency Translation

         The assets and liabilities of the Company's foreign affiliates are translated at year-end exchange rates, while income and expenses are translated at average rates during the year. Translation adjustments are recorded as a separate component of stockholders' equity.

Income Taxes

         The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.
         The Company does not provide deferred income taxes on undistributed earnings of equity affiliates because such earnings are considered to be permanently reinvested. The amount of deferred income taxes not provided is immaterial.

Earnings (Loss) per Common Share of Stock

         Primary and fully diluted earnings (loss) per common share are based on the weighted average number of shares outstanding during the year after consideration of the dilutive effect of stock options reflected under the treasury stock method. Fully diluted earnings per share are not presented because such amounts would be similar to amounts computed for primary earnings per share.

Concentration of Credit Risk

         The Company provides specialized turnaround maintenance, engineering, procurement and construction, and environmental services, primarily to the hydrocarbon (petroleum and natural gas related products) processing and production industries principally in the United States. The Company performs ongoing credit evaluations of its customers' financial condition. Although generally no collateral is required from its customers, the Company may place liens against the property constructed or serviced if payment default occurs. The Company maintains reserves for potential losses and such losses have been within management's expectations. See Note 4 regarding the Finchaa project.
         Excess cash is invested principally in tax-free municipal bond funds consisting of securities of municipalities with strong credit ratings. These investments generally mature within three months and, therefore, bear minimal risk. The Company has not experienced any losses on its investments.

Use of Estimates

         Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

Impact of Recently Issued Accounting Standards

         In March, 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets to be Disposed Of". The Company will adopt SFAS No. 121 during the first quarter of 1996. Management has not yet determined what impact, if any, the adoption of SFAS No. 121 will have on the Company's financial position or results of operations.
         SFAS No. 123 "Accounting for Stock Based Compensation" was issued in October 1995. SFAS No. 123 defines a fair value based method of accounting for employee stock options. Under this fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period; however, SFAS No. 123 allows an entity to continue to measure compensation cost in accordance with Accounting Principal Board Statement No. 25 ("APB 25"). The Company will continue to account for stock option grants in accordance with APB 25, and accordingly, recognizes no compensation expense for stock options granted.

Reclassifications

         Certain reclassifications have been made in order to conform to current year presentation with no effect on earnings.

2. DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

        Additional information regarding certain balance sheet accounts at December 31, 1995 and 1994 is presented below:

                                                                               1995               1994
- ----------------------------------------------------------------------------------------------------------
Accounts receivable:
  Contracts .......................................................     $   42,208,999     $   36,082,430
  Income taxes.....................................................                  -          3,061,820
  Other............................................................          1,420,757            482,361
                                                                        ----------------------------------
                                                                            43,629,756         39,626,611
  Less allowance for doubtful accounts.............................         (1,943,084)        (1,739,431)
                                                                        ----------------------------------
                                                                        $   41,686,672     $   37,887,180
                                                                        ==================================


        Bad debt expense was approximately $1.2 million, $1.0 million and $0.4 million for the years ended December 31, 1995, 1994, and 1993, respectively.

Property, plant and equipment, at cost:
  Land and improvements............................................     $    1,341,646     $    1,303,646
  Buildings and improvements.......................................          5,432,715          4,725,379
  Operating machinery and equipment................................         35,572,153         30,836,180
  Furniture and office equipment...................................          7,894,026          4,359,057
                                                                        ----------------------------------
                                                                            50,240,540         41,224,262
  Less accumulated depreciation....................................        (18,590,493)       (13,454,446)
                                                                        ----------------------------------
                                                                            31,650,047         27,769,816
  Construction-in-progress ........................................            764,709          2,824,235
                                                                        ----------------------------------
                                                                        $   32,414,756     $   30,594,051
                                                                        ==================================


        Depreciation expense was approximately $5.5 million, $4.6 million and $3.3 million for the years ended December 31, 1995, 1994, and 1993, respectively.

Intangible assets:
   Patents (net of accumulated amortization of
    $468,977 and $363,081 at December 31, 1995
    and 1994, respectively) .......................................     $    1,118,430     $      996,400
   Covenants not to compete (net of accumulated
    amortization of $2,079,162 and $1,429,162 at
    December 31, 1995 and 1994, respectively) .....................          1,081,731          1,720,838
   Excess of costs over net assets of businesses
    acquired (net of accumulated amortization
    of $1,176,975 and $601,392 at December 31,
    1995 and 1994, respectively) ..................................         15,242,651         13,225,965
                                                                        ----------------------------------
                                                                        $   17,442,812     $   15,943,203

                                                                        ==================================


        Amortization expense was approximately $1.3 million, $1.1 million and $0.9 million for the years ended December 31, 1995, 1994 and 1993, respectively.


Accrued liabilities:
    Wages and payroll taxes  ......................................     $    3,615,702     $    2,986,835
    Insurance .....................................................          7,843,405          6,483,549
    Other..........................................................          3,819,533          4,029,706
                                                                        ----------------------------------
                                                                        $   15,278,640     $   13,500,090
                                                                        ==================================

3. ACQUISITIONS

        Effective May 18, 1995, the Company acquired an additional 20% of the outstanding common stock of its specialty welding subsidiary, ST Piping, Inc., from the minority shareholders of that company. Consideration for the purchase consisted of $0.6 million cash and 180,000 shares of Company common stock with a fair market value of approximately $1.4 million (total consideration of $2.0 million). ST Piping, Inc. was formed in January, 1991, between the Company (70% owner) and the Management Group of that company. This transaction now brings the Company ownership to 90%. The purchase price and expenses associated with the acquisition exceeded the fair value of net assets by approximately $1.2 million and is included in intangible assets. The Company's consolidated financial statements have included the results of operations of ST Piping, Inc. since January 1, 1991.
        Effective July 31, 1995, the Company acquired substantially all the assets and assumed certain liabilities of Constructors and Fabricators, Inc. ("C&F"), a construction service company located in Orange, Texas. The purchase price of $2.4 million consisted of $0.5 million in cash and a $1.9 million note payable (Note 5). The purchase price and expenses associated with the acquisition exceeded the fair market value of net assets by approximately $0.4 million and has been included in intangible assets. Pro forma results were not material to the Company's financial position or results of operations.
        Effective June 14, 1994, the Company acquired all of the outstanding common stock of Hartney Industrial Services Corporation ("Hartney"), a Houston, Texas, company, in exchange for 450,000 shares of Company common stock with a fair market value of $3.7 million. In addition, the Company paid $0.5 million in cash for non-competition and confidentiality agreements entered into with the selling shareholders. Pursuant to the terms of an earnout agreement, the Company may be required to pay additional amounts based on Hartney's pre-tax earnings through December 31, 1998. Amounts earned under the terms of the agreement will be recorded as excess of costs over net assets of businesses acquired. The purchase price and expenses associated with the acquisition exceeded the fair value of net assets by approximately $3.0 million.
        Hartney is a specialty contractor which provides refractory, acid-proofing and other corrosion prevention services to the petroleum refining, petrochemical, cement, power generation and waste incineration industries.
        Effective November 8, 1994, the Company acquired the remaining 50% interest in its affiliate Chemisolv Holdings, Inc. ("Chemisolv"), a specialty chemical treatment company with operations in the United Kingdom and the United States. The purchase price consisted primarily of 200,000 shares of Company common stock with a fair market value of $1.4 million. In addition, the Company paid $0.5 million for non-competition and confidentiality agreements entered into with the selling shareholders, consisting of $0.2 million cash and a $0.3 million note payable due January, 1995. The purchase price and expenses associated with the acquisition exceeded the fair value of net assets of the business acquired by approximately $1.8 million.
        Unaudited pro forma combined results, assuming the Hartney and Chemisolv acquisitions had occurred at January 1, 1993, are as follows:


                                                   Year Ended December 31,
(in thousands, except per share data)                 1994          1993
- ---------------------------------------------------------------------------
      Revenues .................................  $  199,853     $  189,570
      Net income (loss).........................      (8,869)         2,295
      Earnings (loss) per share.................  $    (1.37)    $     0.35


        The unaudited pro forma summary is not necessarily indicative either of results of operations that would have occurred had the acquisitions been made at the beginning of the periods presented, or of future results of operations of the combined companies.
        All acquisitions have been accounted for using the purchase method; accordingly, the assets and liabilities have been recorded at their estimated fair values at the date of acquisition. The excess purchase price and related expenses over the fair value of net assets acquired is included in "excess of costs over net assets of businesses acquired". Under the purchase method of accounting, the results of operations are included in the consolidated financial statements from their acquisition dates.

4. F.C. Schaffer acquisition and Finchaa Sugar Mill Project

         The Company acquired F.C. Schaffer and Associates of Baton Rouge, Louisiana ("Schaffer"), an engineering and construction management company specializing in sugar mill design in late 1994. On February 7, 1995, Schaffer secured an $83 million contract to engineer, design, procure and construct a 4,000 metric ton cane-per-day sugar factory and 45,000 liter-per-day ethanol plant in Finchaa, Ethiopia. The project, which is financed by the African Development Bank, is expected to be completed in the latter part of 1997 followed by a twelve month training and warranty period. In conjunction with the effectiveness of the contract, the Company received an advance payment equal to 20% of the contract value. The Company issued letters of credit to support performance and the 20% advance payment totaling $24.0 million. The outstanding portion of the letters of credit totalled $23.4 million at December 31, 1995. Subsequent to December 31, 1995, the outstanding portion has been reduced to $20.5 million. Contractual payment amounts to Schaffer are supported by a revolving letter of credit issued by the Ethiopian government via the African Development Bank.
         Included in the 1995 statement of operations is $32.8 million and $1.8 million in revenues and gross profits, respectively, related to the Finchaa project.
         In accordance with the terms of the acquisition agreement, former shareholders of Schaffer will participate in the earnings of the Finchaa project. This deferred purchase price is estimated to be in the range of 30%-35% of the project profits and is recognized as an expense over the life of the project. The amounts accrued under this arrangement totaled approximately $0.6 million for the year ended December 31, 1995, and are reflected in the statement of operations as minority interest and other.
         The Schaffer acquisition has been accounted for using the purchase method of accounting. Pro forma results are not material to the Company's financial position or results of operations.

5. Long-term Debt

         The Company has outstanding with four life insurance companies an aggregate $15 million in 8.41% Senior Notes Payable due June 2003 ("The Notes"). The Notes are not collateralized. The Company is required to make six equal annual sinking fund payments commencing at the end of the fifth year through the tenth year at par plus accrued interest. The Notes contain certain covenants which require, among other things, that the Company maintain (i) minimum tangible net worth, (ii) minimum ratio of total debt to adjusted net worth, and (iii) minimum fixed charge coverage ratio. In addition, the Notes provide certain restrictions on the payment of dividends.
         At December 31, 1995, the Company maintained a revolving line of credit agreement with two banks (the "Revolving Note"). The Revolving Note provides for borrowings up to $35.0 million and expires May, 1997. Interest is payable monthly, at rates not exceeding the bank's prime rate. The Company's weighted average borrowing rate at December 31, 1995, was 7.325%. The Revolving Note contains certain covenants which require, among other things, that the Company maintain (i) minimum consolidated tangible net worth, (ii) minimum consolidated net worth, (iii) funded debt coverage ratio, and (iv) fixed charge coverage ratio. The Revolving Note is not collateralized and the Company pays a commitment fee of .25% on the unused portion. In addition, the Revolving Note provides certain restrictions on the payment of dividends. At December 31, 1995, working capital borrowings of $6.5 million were outstanding under the Revolving Note.
         At December 31, 1995, the Company had outstanding, against the Revolving Note, irrevocable letters of credit amounting to approximately $6.2 million. The letters of credit were issued to guarantee certain of the Company's insurance programs and bid bonds.
         At December 31, 1995 and 1994, long-term debt consisted of the following:

                                                                        1995                    1994
- -------------------------------------------------------------------------------------------------------------------
The Notes............................................................   $   15,000,000       $   15,000,000
Promisory note payable (Note 3), due in eight
  semi-annual installments of $237,500 plus interest
  at 7 1/2% through July 1999. The note is collateralized
  by certain acquired assets.........................................        1,662,500                    -
Other various notes payable..........................................          559,064              336,623
                                                                        -----------------------------------
                                                                            17,221,564           15,336,623
Less current maturities   ...........................................         (626,566)            (311,483)
                                                                        -----------------------------------
                                                                        $   16,594,998       $   15,025,140
                                                                        ===================================

        The aggregate maturities of long-term debt during the five years subsequent to December 31, 1995, are approximately $0.6 million, $0.6 million, $3.1 million, $3.0 million, and $2.5 million, respectively.

6. Income Taxes

         The components of the income tax provision (benefit) for the three years ended December 31, 1995, were as follows:

                                                                      1995                 1994                  1993
- -------------------------------------------------------------------------------------------------------------------------
Federal:
        Current................................................  $   1,957,000       $     (10,000)        $    1,528,000
        Deferred...............................................       (780,243)         (1,499,487)               419,965
State:
        Current................................................        489,000             382,000                209,000
        Deferred...............................................       (114,757)           (220,513)                61,759
Foreign-current................................................         13,000              45,000                      -
                                                                 --------------------------------------------------------
                                                                 $   1,564,000       $  (1,303,000)        $    2,218,724
                                                                 ========================================================

        The difference between the effective rate reflected in the income tax provision (benefit) and the statutory federal tax rate for the three years ended December 31, 1995, is analyzed as follows:


                                                                1995                    1994                    1993
- ----------------------------------------------------------------------------------------------------------------------------
Amount computed
         using the statutory rate.....................  $ 1,232,540   34.0%    $  (3,433,434)   (34.0)%   $ 1,746,873   34.0%
Losses of tax entities for
         which no tax benefit
         is recognized................................      177,000    4.9           181,217      1.8         326,000    6.3
Minority interest.....................................      324,000    8.9            88,504       .9         115,000    2.2
State taxes, net of federal
         tax benefit..................................      323,000    8.9            31,607       .3         200,000    3.9
Write down of certain
         equity investments
         and other intangibles........................            -     -            880,435      8.7               -    -
Nondeductible expenses................................      255,713     7.1          739,450      7.3         198,602    3.9
Foreign tax credit....................................     (505,743)  (14.0)               -      -                 -    -
Other.................................................     (242,510)   (6.7)         209,221      2.1        (367,751)  (7.1)
                                                        --------------------------------------------------------------------
                                                        $ 1,564,000    43.1%   $  (1,303,000)   (12.9)%   $ 2,218,724   43.2%
                                                        ====================================================================


The components of the net deferred income tax asset (liability) at December 31, 1995 and 1994, consisted of the following:

                                                                                         1995                 1994
- ------------------------------------------------------------------------------------------------------------------------
Current deferred tax assets (liabilities):
        Difference in recognition of insurance claims.......................       $   2,739,000           $   2,179,000
        Difference in recognition of certain financial
          statement accruals................................................           1,320,070                 757,581
        Difference in recognition of allowance for
          doubtful accounts.................................................             757,000                 644,000
        Cash to accrual adjustments by subsidiaries
          at acquisition date...............................................             106,000                       -
                                                                                   -------------------------------------
        Total net current deferred tax asset................................           4,922,070               3,580,581
                                                                                   -------------------------------------
Noncurrent deferred tax liabilities:
        Property, plant and equipment basis and
          depreciation differences ..............................................     (4,374,000)             (3,853,000)
        Differences in recognition of certain
          intangible assets and other............................................       (721,608)               (796,227)
                                                                                   -------------------------------------
        Total noncurrent deferred tax liabilities  ..............................     (5,095,608)             (4,649,227)
                                                                                   -------------------------------------
        Net deferred tax liability...............................................  $    (173,538)          $  (1,068,646)
                                                                                   =====================================

7. Minority Interest

         In May, 1995, the Company acquired 20% of the minority interest of its specialty welding subsidiary, ST Piping, Inc. (Note 3).
         During 1994, the Company paid $800,000 to purchase all of the outstanding redeemable preferred stock of SECO held by a former shareholder of that company. Prior to July, 1994, annual cumulative dividends of $10 per share were paid monthly and included in minority interest in the statement of operations.

8. Related Party Transaction/Treasury Stock

         In August, 1995, Richard W. Krajicek retired as Chairman of the Company. Mr. Krajicek has been subsequently retained by the Company under a five year consulting agreement. Mr. Krajicek, along with certain family members, owns 815,491 common shares of Company common stock. The Company has agreed to pay Mr. Krajicek an amount equal to the shortfall, if any, between the average sales price and $8.00 per share for up to 203,873 shares sold per year commencing on November 9, 1995, and ending on November 9, 1999. The average sales price, related to stock sold, shall be computed in arrears at the end of each twelve month period and shall be based on the highest priced 203,873 shares (or portion thereof) sold during such period.
         On October 1, 1995, the Company purchased 203,873 shares of Serv-Tech stock from Mr. Krajicek at the then fair market price of $8.00 per share or a total of $1.6 million, leaving 611,618 shares subject to the agreement noted above.

9. Special Charge

         During the third quarter of 1994, management performed a comprehensive review of the Company's operating investment activities and structure. This review was performed in light of management's new strategy for growth which focuses on operations which management believed would generate acceptable returns on investments and elimination of activities which did not meet this criteria. As a result of this review, the Company recorded a special charge of $12.2 million which consisted of noncash write-offs including goodwill and other intangibles ($3.5 million), equipment ($1.6 million), and investment in affiliates ($1.2 million). Additionally, the special charge included certain project related reserves ($2.2 million) and accruals for employee related and other costs ($3.7 million). The noncash write-offs for goodwill and investments in affiliates were primarily a result of management's decision to de-emphasize certain domestic and foreign operations.

10. Long-Term Incentive Compensation, Stock Options and Stock Award Plans

         On May 18, 1995, the shareholders approved the 1995 Long-Term Incentive Plan ("Plan") administered solely by the Long-Term Incentive Plan Committee of the Board of Directors ("Committee"). The Plan permits the issuance of stock options, stock appreciation rights ("SARs"), restricted stock awards, performance grants and any other awards deemed consistent with the plan to key employees of the Company and certain other key individuals, who perform services for the Company. The Plan reserves 300,000 shares of Company common stock for distribution. Under the terms of the Plan, options granted may be either nonqualified or incentive stock options and the exercise price, determined by the Committee, may not be less than 50 percent of the fair market value of the underlying common shares at the time the option is granted; however, in the case of incentive stock options issued to employees of the Company, the option price may not be less than the fair market value of a share on the date of grant.
         The Committee may grant SARs either alone, or in conjunction with stock options, performance grants or other awards. Upon exercise of such rights, the optionee surrenders the exercisable portion of the option in exchange for payment of the difference between the aggregate option price and the aggregate fair market value on the date of surrender. Payment may be in the form of cash and/or common stock valued at its fair market value on the date of surrender. SARs utilize the same shares reserved for issuance of options, and the exercise of a SAR or option automatically cancels the related option or SAR. SARs become exercisable and expire on the same dates as the related options. There were no SARs issued during 1995.
         Restricted stock awards are issuances of a given number of shares of Company common stock that are restricted as to the sale and transfer of the shares; participants are entitled to all rights of a shareholder. Restricted stock awards vest 20 percent on the date of grant with the remaining shares vesting within four years. The cost of the awards are charged to expense over the vesting period. There were no restricted stock awards granted under the Plan during 1995.

        Performance grants entitle a participant to receive specified awards, as determined by the Committee, if certain performance objectives are achieved during a specified period. There were no performance grants awarded under the plan during 1995.
        Prior to the Plan, the Company had two Incentive Stock Option Plans ("ISO Plans") that provided up to 920,000 shares of common stock to selected officers and key employees of the Company. The outstanding options are exercisable for up to ten years at an option price not less than market price on the date the option is granted. In connection with the establishment of the Plan, the ISO Plans were amended to prohibit the grant of additional common stock options, thereby canceling the remaining shares of Company stock available for future awards, except for any options which become available by way of forfeiture of any presently outstanding options.
        The Company maintains a Director Stock Option Plan that provides up to 50,000 shares of common stock for issuance to certain non-employee directors of the Company. The stock options are exercisable for up to ten years, at an option price not less than the market price on the date the option is granted.
        The Company has nonqualified stock options, not granted pursuant to a shareholder approved plan, with certain key officers of the Company. The Agreements provide for the issuance of 383,000 shares of Company common stock at exercise prices ranging from $6.25 - $7.75 and are exercisable for up to ten years.

        The following table sets forth pertinent information regarding stock option transactions for each of the three years in the period ended December 31, 1995:

                                                     Number      Option Price
                                                    of Shares      Per Share
Outstanding December 31, 1992 ....................   642,000   $ 2.500 - 13.000
Granted ..........................................   414,750     6.625 -  7.750
Cancelled ........................................  (284,000)    8.250 - 13.000
                                                   ----------
Outstanding December 31, 1993 ....................   772,750     2.500 - 13.000
Granted ..........................................   486,500     6.250 -  9.125
Exercised ........................................   (43,800)    2.500 -  6.625
Cancelled ........................................  (102,700)    6.625 - 13.375
                                                   ----------
Outstanding December 31, 1994 .................... 1,112,750     2.500 - 13.000
Granted ..........................................   256,400     5.625 -  8.750
Exercised ........................................   (40,000)    7.250 -  8.625
Cancelled ........................................  (263,000)    6.250 -  9.125
                                                   ----------
Outstanding December 31, 1995 .................... 1,066,150     2.500 -  9.125
                                                   ==========
Exercisable as of December 31, 1995 ..............   435,100
                                                   ==========


        The Company had 503,050, 280,250, and 7,250, shares of Common Stock available for grant under existing stock option plans at December 31, 1995, 1994, and 1993, respectively.



11. Preferred Stock

        The Company can issue up to 2,000,000 shares of preferred stock with a par value of $1.00 per share, none of which are issued or outstanding. The Company's Board of Directors is authorized to divide the preferred stock into series and to fix and determine the relative rights and preferences of each series.

12. COMMITMENTS AND CONTINGENCIES

Contingencies

        On January 26, 1990, the Company filed a petition in the 125th Judicial District Court of Harris County, Texas, seeking injunctive and monetary relief against three defendants. The Company alleged various claims, including, the breach of a secrecy agreement, civil conspiracy, tortious interference with the Company's business relationships and misappropriation of confidential and/or trade secret information by all defendants. On June 11, 1992, the jury found in favor of the Company, awarding $17.5 million in actual damages and legal fees. In December 1992, the Company received a partial settlement from two of the defendants of approximately $2.7 million, net of $1.5 million in legal fees and other expenses. In April, 1994, the 14th Court of Appeals of the State of Texas reversed the judgment against the three defendants. The reversal by the Appeals Court does not affect the partial settlement received in December 1992. The Supreme Court of Texas has affirmed the Court of Appeals decision and has remanded the case to trial court.

        The Company is involved in various claims and disputes incidental to its business. The Company believes that the disposition of all such claims and disputes, individually or in the aggregate, should not have a material adverse effect upon the Company's financial position, results of operations or cash flows.

Commitments

        The Company has entered into operating leases for various types of equipment and for its building facilities. Most leases contain purchase and renewal options at fair market and rental values. Rental expense was approximately $2.8 million, $2.7 million, and $2.0 million for the years ended December 31, 1995, 1994, and 1993, respectively.

        At December 31, 1995, minimum rental commitments under noncancelable operating leases are as follows:


Years Ending December 31,

         1996...............................  $2,448,000
         1997...............................   1,920,000
         1998...............................   1,232,000
         1999...............................   1,016,000
         2000...............................   1,828,000
         Thereafter.........................      36,000

Insurance

        The Company maintains worker's compensation insurance for its employees and other coverages for normal business risks. In many cases, the Company is responsible for the payment of incurred claims up to specified individual and aggregate limits, over which a third party insurer is contractually liable for any additional payment of such claims. Accordingly, the Company bears certain economic risks related to these coverages. The Company records an accrual equal to the estimated costs expected to result from incurred claims plus an estimate of claims incurred but not reported based on the best available information. However, the nature of these claims is such that actual development of the claims may vary significantly from the estimated accruals. All changes in the accrual estimates are accounted for on a prospective basis and could have a significant impact on the Company's financial position or results of operations.

13.  FAIR VALUE OF FINANCIAL INSTRUMENTS

        The carrying values of cash and cash equivalents, accounts receivable and payable, accrued liabilities and the Revolving Note are considered to approximate fair value due to the short-term nature of these instruments. The carrying value of long-term debt is estimated to approximate fair value based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

        In the normal course of business, the Company issues letters of credits and other guarantees which are not reflected in the consolidated balance sheet. In the past no significant claims have been made against these financial instruments and management expects no material losses to occur.

14.  SUPPLEMENTAL CASH FLOW INFORMATION

        Cash paid during the three years ended December 31, 1995, for interest and income taxes was as follows:

                                        1995           1994         1993
                                    ---------------------------------------
Interest........................... $ 1,960,000   $  1,432,000   $  950,000
Income taxes.......................   1,681,000      2,738,000    3,279,000

        The following non-cash transactions have been excluded from the consolidated statement of cash flows for the three years ended December 31, 1995:

                                        1995           1994         1993
                                    ---------------------------------------
Translation adjustments of
   equity investments.............. $    66,943   $    111,531   $ (318,021)
Common stock issued in connection
   with certain acquisitions.......   1,643,750      5,087,500           --
Treasury stock transferred to the
   Company 401(k) plan.............      84,127             --           --
Acquisition of property, plant,
   and equipment in settlement of
   certain receivables.............          --        536,000           --
Additional compensation earned
   under the terms of an earnout
   agreement.......................     410,000             --           --

        Components of cash used for acquisitions as reflected in the Consolidated Statement of Cash Flows for the three years in the period ended December 31, 1995, are summarized as follows:

                                        1995           1994         1993
                                    ---------------------------------------
Fair value of current assets,
   net of cash acquired............ $ 1,851,859   $ 11,592,501   $       --
Fair value of noncurrent assets,
   excluding intangibles...........   2,169,797      5,511,264           --
Intangible assets*.................     760,035      3,047,207           --
Liabilities assumed or incurred....  (3,915,634)   (17,715,344)          --
                                    -----------   ------------    ---------
                                    $   866,057   $  2,435,628    $      --
                                    ===========   ============    =========

* Net of approximately $1.6 million in 1995 and $5.1 million in 1994 non-cash consideration.




15. DEFINED CONTRIBUTION PLANS

        The Company maintains a defined contribution plan 401(k) for its permanent employees. Under the plan, eligible employees may contribute amounts through payroll deductions for investment in various funds established by the plan. The Company matches 50% of a participant's voluntary contribution up to a maximum of 6% of a participant's compensation in Company common stock. The costs of the plan were $0.8 million, $0.6 million, and $0.6 million in 1995, 1994, and 1993, respectively.

16. BUSINESS SEGMENT AND MAJOR CUSTOMERS

        The Company's operations include three primary business segments: (i) Specialty Services, (ii) Serv-Tech EPC ("EPC") and (iii) Environmental and Performance Chemicals ("Environmental"). Specialty Services provides specialized turnaround maintenance, welding, boiler repair and refractory services primarily to the refining, petrochemical, power, paper and cement industries. The EPC business provides a full range of engineering, construction, project management services and installation of electrical and instrumentation systems primarily for the refining, petrochemical and food processing industries. Environmental includes tank cleaning, decontamination services and the Company's specialty chemical company, Chemisolv. The operations and assets of Chemisolv have been included from the date of acquisition, November 1994 (Note
3).

        Operating profit (loss) is defined as total revenue less direct and operating expenses. Identifiable assets are those assets directly identifiable with operations in each segment. Corporate and Other consist primarily of cash and cash equivalents, certain receivables and the corporate facilities.

        During 1995 the Company redefined its business segments; accordingly, segment information for 1994 and 1993 has been reclassified to conform to the 1995 presentation. Summarized financial information by business segment for each of the three years ended December 31, 1995, is set forth below.


                                                             Environmental &
                                     Specialty                 Performance     Corporate &
                                      Services       EPC        Chemicals         Other       Consolidated
- ----------------------------------------------------------------------------------------------------------
(in thousands)


1995
Revenues for customers...........    $132,658      $131,753     $15,155        $       --      $279,566
Intersegment revenues............       1,755         2,620       1,284            (5,659)(1)        --
                                     ------------------------------------------------------------------
Total revenues...................     134,413       134,373      16,439            (5,659)      279,566
                                     ------------------------------------------------------------------
Operating profit (loss)..........       4,292         8,201         230            (6,245)        6,478
Identifiable assets..............      42,131        48,027      11,039            11,048       112,245
Depreciation and amortization....       3,238         1,578       1,528               460         6,804
Capital expenditures.............       1,524         1,174       1,588             1,894         6,180

1994
Revenues for customers...........    $113,541      $ 58,800    $  8,624         $     122      $181,087
Intersegment revenues............          --         3,895          --            (3,895)(1)        --
                                     ------------------------------------------------------------------
Total revenues...................     113,541        62,695        8,624           (3,773)      181,087
                                     ------------------------------------------------------------------
Special Charge(2)................      10,599            --           --            1,626        12,225
Operating profit (loss)..........      (4,935)        4,020         (219)          (7,548)       (8,682)
Identifiable assets..............      47,786        31,251        5,964           13,314        98,315
Depreciation and amortization....       3,060         1,249          680              720         5,709
Capital expenditures.............       3,311         1,007          648              228         5,194

1993
Revenues for customers...........    $ 91,335      $ 62,204      $ 8,482        $      --     $ 162,021
Intersegment revenues............          --           561           --             (561)(1)        --
                                     ------------------------------------------------------------------
Total revenues...................      91,335        62,765        8,482             (561)      162,021
                                     ------------------------------------------------------------------
Operating profit (loss)..........       4,194         8,564         (436)          (5,803)        6,519
Identifiable assets..............      39,041        33,348        3,831           17,075        93,295
Depreciation and amortization....       2,272           956          447              519         4,194
Capital expenditures.............       2,308           985        1,360              211         4,864

(1)  Elimination of intersegment revenue
(2)  See Note 9 for additional information regarding the special charge.

        Significant sales to individual customers shown as a percentage of total revenues were 12% in 1995, 27% in 1994 and 20%, 12% and 10% in 1993.

17.  UNAUDITED SELECTED QUARTERLY FINANCIAL DATA



In thousands, except per share data

                                                Quarter
                                First     Second       Third       Fourth
                               -------------------------------------------
1995
Revenues....................   $71,550    $65,748     $ 52,080     $90,188
Gross profit................    12,549     11,316        8,960      15,699
Net income (loss)...........     1,517        666       (1,314)      1,192
Earnings (loss) per share...      0.23       0.10        (0.19)       0.18



                                                Quarter
                                First     Second       Third       Fourth
                               -------------------------------------------
1994
Revenues....................   $57,053    $32,210     $ 41,432     $50,392
Gross profit................     8,528      7,610        6,920       9,050
Net income (loss)...........     1,509        501      (10,961)(1)     156
Earnings (loss) per share...       .25        .08        (1.72)        .02


(1) Includes a $12.2 million special charge. See Note 9 for additional information.

CORPORATE INFORMATION

ANNUAL MEETING
The Annual Meeting of Shareholders of Serv-Tech, Inc.
will be held at 10:00 a.m., on May 23, 1996, at the Texas Commerce Center Auditorium,
601 Travis, Houston, Texas.

FINANCIAL INFORMATION
Additional financial information such as Form 10-K, Form 10-Q, and proxy statements may be obtained at no charge upon written request to:
Serv-Tech, Inc.
5200 Cedar Crest Boulevard
Houston, Texas 77087
(713) 644-9974

MAJOR OFFICE LOCATIONS

SERV-TECH, INC. - CORPORATE OFFICE
5200 Cedar Crest Blvd.
Houston, Texas 77087
(713) 644-9974, 800-666-6252


SERV-TECH SPECIALTY SERVICES

SERV-TECH SERVICES
330 Walcot
Westlake, Louisiana 70669
(318) 882-1313

ST PIPING, INC.
19701 S. Vermont
Torrance, California 90502
(310) 325-1600

HARTNEY INDUSTRIAL SERVICES CORP.
6845 Dixie Drive
Houston, Texas 77087
(713) 643-8434

DELTA INDUSTRIAL SERVICES, INC.
851 Highway 79 South
Winfield, Missouri 63389
(314) 665-5310

HILL TECHNICAL SERVICES, INC.
5200-A Cedar Crest Boulevard
Houston, Texas 77087
(713) 640-1155



STOCK TRADING
NASDAQ-National Market
Symbol: STEC

REGISTRAR AND TRANSFER AGENT
Society National Bank
c/o KeyCorp Shareholder Services, Inc.
700 Louisiana, Suite 2620
Houston, Texas 77002-2729

INVESTOR RELATIONS COUNSEL
Cameron Associates, Inc.
424 Madison Avenue, 5th floor
New York, New York 10017-1106
(212) 644-9560

SERV-TECH EPC

SERV-TECH EPC, INC.,
SERV-TECH ENGINEERS, INC. AND
SECO INDUSTRIES, INC.
Three Lakeway Center
3838 N. Causeway Blvd., Suite 2200
Metairie, Louisiana 70002
(504) 834-8100

F.C. SCHAFFER & ASSOCIATES, INC.
1020 Florida Boulevard
Baton Rouge, Louisiana 70802
(504) 343-9262

SERV-TECH ENVIRONMENTAL & PERFORMANCE CHEMICALS

PERFORMANCE CHEMICALS

CHEMISOLV, INC.
5200 Cedar Crest Boulevard
Houston, Texas 77087
(713) 644-3797

CHEMISOLV, LTD.
Thornley House
Carrington Business Park
Urmston, Manchester, M314SG
011-441-61-775-4488

SERV-TECH ENVIRONMENTAL
5200 Cedar Crest Boulevard
Houston, Texas 77087
(713) 644-9974

TERMINAL TECHNOLOGIES, INC.
3620 Kennesaw North
Industrial Parkway, Suite G
Kennesaw, Georgia 30144
(770) 499-1267

[SERV-TECH LOGO]







Annual Report Design by Alicia W.  Noack, Houston, Texas
Printed in the USA.
Copy Rights 1996 Serv-Tech, Inc.  All rights reserved.


[RECYCLED PAPER LOGO] As part of our commitment to the environment, this annual report was printed on recycled paper.